8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS JANUARY SALES; ACHIEVES RECORD COMPARABLE STORE SALES INCREASES FOR FOURTH QUARTER AND YEAR

        Evansville, Indiana, February 2, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported that sales for the four-week period ended January 28, 2006 increased 14.1 percent to $39.0 million from sales of $34.2 million for the four-week period ended January 29, 2005. Comparable store sales increased 11.8 percent in January 2006.

        Sales for the thirteen-week period ended January 28, 2006 increased 13.7 percent to $163.6 million from sales of $143.9 million for the thirteen-week period ended January 29, 2005. Comparable store sales increased 11.7 percent for the fourth quarter of 2005.

        Sales for fiscal year 2005 increased 11.1 percent to $655.6 million from sales of $590.2 million for fiscal year 2004. Comparable store sales increased 6.9 percent for the fifty-two week period.

        Commenting on sales, Mark Lemond, president and chief executive officer, stated "A double-digit comparable store sales increase in January provided a fitting close to the best sales and earnings year ever at Shoe Carnival. Our sales increases of 11.7 for the fourth quarter and 6.9 percent for the 2005 fiscal year represent the largest quarterly and annual comparable store sales increases in the Company's history.

        We are also pleased that each of our major product categories achieved at least a mid-single digit sales increase for January and the fourth quarter. Additionally, each category recorded a positive sales increase for the year, led by a mid-teens increase in our women's non-athletic category."

        Based on the quarterly sales performance, the Company now expects record fourth quarter diluted earnings per share of $0.20 to $0.22. This includes a $0.03 charge for store closing costs related to five stores that are expected to close in fiscal 2006. Diluted earnings per share would then be $1.38 to $1.40 for the full year of 2005. In 2004, the company earned $0.09 in the fourth quarter and $0.96 for the full year.

        The Company will release its fourth quarter financial results on Thursday, March 16, 2006.

        The Company also announced the closing of one store in January, ending the year with 263 stores.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded January sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning February 2, 2006 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 263 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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